Exhibit 10.7

ENERGY MANAGEMENT AGREEMENT

Between

Texoga Tech

and

Fulcrum Power Services L.P.

Dated
January 11, 2007

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS AND INTERPRETATION	4
1.1	Definitions	4
1.2	Interpretation	7

ARTICLE II	NATURE OF RELATIONSHIP AND TERM	8
2.1	Standard of Care	8
2.2	Directives	8
2.3	Non-Exclusivity; Freedom to Pursue Opportunities	8
2.4	Reliance on Information	8
2.5	Compliance with Laws	8
2.6	Term	8

ARTICLE III	AUTHORIZATIONS AND DUTIES	9
3.1	Authorizations and Duties	9
3.2	Scope of Services	9
3.3	Record Keeping and Reports	12
3.4	Staffing	12

ARTICLE IV	FULCRUM'S REPRESENTATIONS AND WARRANTIES	12

ARTICLE V	TEXOGA’S REPRESENTATIONS AND WARRANTIES	13

ARTICLE VI	COMPENSATION	13
6.1	Set Up Fees	13
6.2	Reimbursable Expenses	13
6.3	Monthly Fee	14
6.4	Payment	14
6.5	Sales and Use Taxes	14
6.6	Monthly Settlement of ERCOT Revenues	14
6.7	Payment Disputes	14
6.8	Interest on Late Payments	14

ARTICLE VII	SUSPENSION OF TERM OR EARLY TERMINATION	15
7.1	Suspension of Term	15
7.2	Resumption of Operations	15
7.3	Early Termination	15

ARTICLE VIII	INDEMNITY	15
8.1	“Claims” Defined	15
8.2	Fulcrum Indemnification Obligations	15
8.3	Texoga Indemnification Obligations	15
8.4	Cooperation Regarding Claims	16
8.5	Defense of Claims and Limitation on Indemnity	16
8.6	Concurrent Misconduct	16
8.7	No Consequential Damages	16
8.8	Limitation of Liability	16

ARTICLE IX	DEFAULTS, REMEDIES AND DISPUTE RESOLUTION	17
9.1	Events of Default	17
9.2	Remedies for Default	18
9.3	Termination	18
9.4	Rights and Remedies in Law or Equity	18
9.5	Dispute Resolution	19

ARTICLE X	MISCELLANEOUS PROVISIONS	20
10.1	Successors and Assigns	20
10.2	Notices	20
10.3	Entirety	22
10.4	Governing Law	22
10.5	Counterparts	22
10.6	Scope of Authority	22
10.7	Third Parties	22
10.8	Confidentiality	22
10.9	Survival of Obligations	22
10.10	Severability	22
10.11	Force Majeure	23
10.12	No Implied Warranties	23

ENERGY MANAGEMENT AGREEMENT

This Energy Management Agreement (this “Agreement”) by and between Fulcrum Power Services L.P., a Texas limited liability partnership (“Fulcrum”), and Texoga Technologies< Inc. (“Texoga”), a Texas Corporation, sometimes hereinafter referred to collectively as the “Parties” and individually as a “Party” is made effective as of January 11, 2007 (the “Effective Date”).

RECITALS:

WHEREAS, Texoga is the process of developing a 5.4 MW biodiesel generating facility located in  the City of Oak Ridge North, TX (the “Facility”); and

WHEREAS Fulcrum is engaged in the business of providing Energy Management Services (as defined herein) for its customers to assist them in the scheduling of energy and ancillary services through the bilateral markets and the markets run by regional independent system operators of the electricity transmission grid; and

WHEREAS, Texoga desires to engage Fulcrum to provide Energy Management Services in accordance with the duties outlined in Section 3 as its non-exclusive agent of this Agreement, and Fulcrum is willing to provide such Energy Management Services.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Fulcrum and Texoga agree as follows:

I.

DEFINITIONS AND INTERPRETATION

1.1           Definitions.  The following terms when used herein shall have the meanings set forth below.  Any other capitalized terms used but not defined herein shall have the meanings ascribed to them in Section 2 of the ERCOT Protocols.

"Affiliate" means, with respect to any Party, any other person (other than an individual) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party.  For purposes of the foregoing definition, “control” means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power

"Agreement" means this Energy Management Agreement, including all exhibits, amendments and supplements hereto, all as the same may be amended or supplemented from time to time.

“Ancillary Services” means the ancillary services described in the ERCOT Protocols.

"Applicable Laws" means any act, statute, law, regulation, permit, license, ordinance, rule, judgment, order, decree, directive, guideline, protocol or policy (to the extent mandatory) or any similar form of decision or determination by, or any interpretation or administration of, any of the foregoing by any government authority with jurisdiction over Texoga, or the Energy Management Services to be performed under this Agreement.

"Business Days" means all Days except Saturdays, Sundays or holidays that banks observe in Texas.

"Confidential Information" has the meaning given such term in Section 10.8.

"CPT" means the current prevailing time in Houston, Texas.

“Customer Effective Date” means the first Day Texoga produces and schedules energy.

 "Day" means a consecutive 24-hour period commencing at the beginning of the HE 0100 CPT and ending at the end of the HE 2400 CPT.

“Defaulting Party” has the meaning set forth in Section 9.2.

“Effective Date" means the date first set forth above in this Agreement.

"Energy Management Services" means services to assist Texoga in QSE scheduling for Texoga’s generation Facility consistent with ERCOT Protocols, Applicable Laws, and includes the services specifically enumerated in Section 3.2.

“ERCOT Protocols” means the ERCOT Operating Guides and the ERCOT Market Guides, as may be revised from time to time.

"ERCOT” means the entity that is charged with the nondiscriminatory coordination of market transactions, system-wide transmission planning, and network reliability within ERCOT, known as the ERCOT independent system operator (ISO), or its successor.

“Event of Default” has the meaning set forth in Section 9.

“Facility” means the  3 Caterpillar diesel generating sets with a rated capacity of 1.8 MW each, aggregated as a 5.4 MW biodiesel power generation facility, located in the City of Oak Ridge North TX, owned by Texoga.

“Forecast” shall mean the report generated by Texoga on a day-ahead and hourly basis outlining expected hourly Power production for the Facility.

"Fulcrum" means Fulcrum Power Services L.P., and its permitted successors, affiliates and assigns.

"Fulcrum Liaison" means the person designated by Fulcrum under Section 3.4 hereof, who shall have full authority to bind Fulcrum in all matters relating to the performance and administration of this Agreement.

"Generation Manager" means the person(s) designated by Texoga under Section 3.1(c) for the general management of the Texoga Facility, who shall have full authority to bind Texoga in all matters relating to the performance and administration of this Agreement.

“Generator” means a power generation facility that produces power .

“Governmental Authority” means any federal, state, local, municipal or other government, any governmental, regulatory or administrative agency, commission or other authority lawfully exercising or entitled to exercise jurisdiction over the Parties or any Transaction contemplated herein.

"HE" means "hour ending."

“Texoga” means Texoga Tech and its permitted successors, affiliates and assigns.

"Month" means the period beginning at the start of the HE 0100 CPT on the first Day of a calendar month and terminating at the end of the HE 2400 CPT on the last Day of such calendar month.

"Power" means electrical energy generated, purchased or sold by Texoga.

"Power Contract(s)" means the contracts entered into, or to be entered into, by Texoga for the purchase or sale of Power and/or Ancillary Services from third parties.

“PUCT” means the Public Utility Commission of Texas.

“QSE” shall mean Qualified Scheduling Entity as certified by ERCOT.

“Resource” is a generation facility capable of providing electrical power to the ERCOT grid.

“Resource Imbalance Charges” shall have the meaning defined in the ERCOT Protocols.

“Resource Plan” shall mean a plan provided by a QSE to ERCOT indicating the forecasted state of Resources including information on availability, limits and forecasted Power generation of each Resource.

“Schedule or Scheduling” when used as a verb, means to notify, request and confirm with ERCOT or a counterparty that a quantity of Power or Ancillary Services is to be made available, delivered or received at a particular delivery point, and to provide such information and take such other action as may be necessary to cause such Person to recognize and confirm the delivery with respect of that energy.  A “Schedule” is the schedule under which a quantity of Power or Ancillary Services are to be made available, delivered or received together with all such information as may be necessary to implement the delivery or receipt of such energy.

"Term" means the period of this Agreement as specified in Section 2.5(a).

“Timely Notice,” as contemplated within Section 8.2 and 8.3, shall mean such notice by a party as would be required to enable the other party effectively to assert and prosecute appropriate defenses relative to a Claim or legal action.

“Written Communication” includes electronic means via verified email transmissions, facsimile transmissions and other documents sent via mail services as attachments (see section 10.2).

1.2           Interpretation.  Except as otherwise expressly provided, the rules of interpretation and construction set forth below shall apply to this Agreement:

(a)           all defined terms in the singular shall have the same meaning when used in the plural and vice versa;

(b)           the terms "hereof," "herein," "hereto," and similar words refer to this entire Agreement and not to any particular Article, Section, Exhibit or any other subdivision of this Agreement;

(c)           references to "Article," "Section" or "Exhibit" are to this Agreement unless specified otherwise;

(d)           references to any law, statute, rule, regulation, notification or statutory provision (including Applicable Laws) shall be construed as a reference to the same as it applies to this Agreement and may have been, or may from time to time be, amended, modified or re-enacted;

(e)           references to "includes," "including" and similar phrases shall mean "including, without limitation";

(f)           the captions, section numbers and headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement; and

(g)           "or" may not be mutually exclusive, and can be construed to mean "and" where the context requires there to be a multiple rather than an alternative obligation.

II.

NATURE OF RELATIONSHIP AND TERM

2.1           Standard of Care.  Fulcrum shall perform Energy Management Services for Texoga in accordance with (i) Applicable Laws, and, to the extent not inconsistent with Applicable Laws, (ii) this Agreement, (iii) the Power Contracts, and (iv) ERCOT Protocols.

2.2           Directives.  Fulcrum will follow directives issued to it by Texoga, provided that, in Fulcrum’s sole reasonable discretion, doing so will not endanger health, safety, the environment, or will result in a legal violation.  Fulcrum will not be liable to Texoga for any damages resulting from implementation of any such directives, and Texoga will indemnify Fulcrum from and against any Claims (defined in Section 8 below) arising in connection with Fulcrum’s carrying out of Texoga’s directives.

2.3           Non-Exclusivity; Freedom to Pursue Opportunities. Fulcrum shall provide the Energy Management Services to Texoga in a manner consistent with industry standards.  Texoga and Fulcrum each acknowledge that the engagement of Fulcrum pursuant to this Agreement is non-exclusive with respect to other arrangements that Texoga or Fulcrum may wish to enter into and Texoga or Fulcrum may, notwithstanding this Agreement, engage in whatever activities each may choose including, without limitation, providing or contracting for services in the same geographic region (or other competing activities) for its own account (or for the account of others), regardless of whether the same are competitive with the other Party.  Subject to the standard of care set forth above, neither this Agreement nor any activity undertaken pursuant hereto shall prevent Fulcrum from engaging in such activities, or require Fulcrum to disclose the same.  Furthermore, Texoga shall provide Fulcrum the right to provide similar energy management services to additional generation assets that Texoga develops within the ERCOT region by allowing Fulcrum to match any offer made by another prospective provider of energy management services.

2.4           Reliance on Information.

                (a)          The Parties agree and acknowledge that Fulcrum is not acting as a commodity trading advisor (as defined in the Commodity Exchange Act). Any energy commodity market information or opinions provided by Fulcrum to Texoga during the course of the relationship subject to this Agreement are collateral to the contracted relationship; such information or opinions are the subjective views of Fulcrum and should not be construed by Texoga as investment or commodity hedging advice designed to meet the needs of Texoga.

(b)          Texoga shall provide accurate and timely information to Fulcrum including, but not limited to, that needed by ERCOT in connection with services rendered hereunder and needed by Fulcrum to otherwise perform its obligations under this Agreement.  Such information shall include Forecasts of expected power production by the Facility in a timely manner prior to the ERCOT scheduling deadlines.  If Fulcrum has actual knowledge that information provided by Texoga is inaccurate or incomplete, Fulcrum shall, as part of the Energy Management Services provided, inform Texoga of such circumstance and advise Texoga of the specific inaccuracy.

(c)           To the extent that Texoga is utilizing services provided by a third party to manage all or a portion of its generation, and all or a portion of these services will be utilized by Fulcrum for the provision of Energy Management Services, Texoga shall cause its third party service provider to coordinate the provision of specifically related services with Fulcrum.  Fulcrum shall not be responsible for, and Texoga shall hold Fulcrum harmless from (i) any failure of the third party provider to provide all reasonably necessary information or services that Fulcrum requests and (ii) any loss, liability, cause of action, claim, or remedy that arises out of, or in connection with the actions or inactions of any third party service provider.

2.5           Compliance with Laws. Fulcrum and Texoga shall at all times comply with all Applicable Laws.  This Agreement shall automatically terminate on any date on which any change in Applicable Law renders this Agreement illegal, null or void, or in the event that any Governmental Authority with jurisdiction over a Party issues a rule, regulation or order that has a materially adverse effect on one or more of the Parties’ ability to realize the anticipated economic benefits originally contemplated by the Parties at the time of execution of this Agreement; provided, however, that prior to exercising any right to terminate pursuant to this Section 2.5, the Parties shall undertake good faith negotiations in an effort to modify this Agreement to avoid or minimize the adverse impact of the statute, regulation, order or decision on any Party.  If the Parties are unable to negotiate a satisfactory modification to this Agreement within thirty (30) Business Days following the issuance of the order giving rise to such renegotiation efforts, then this Agreement shall terminate at the close of such thirty (30) Business Day period.

2.6           Term The term of this Agreement shall commence on the Effective Date, and shall remain in effect until its expiration at the end of HE 2400 CPT on December 31, 2016, unless terminated earlier as provided in Section 9.3.

III.

AUTHORIZATIONS AND DUTIES

3.1          Authorizations and Duties.

(a)           Texoga will grant Fulcrum authority to perform the Energy Management Services as the non-exclusive agent of Texoga, such agency authority to be limited to the Scheduling of Power, subject to Written Communications and limitations given by Texoga from time to time; provided, however, that Texoga's instructions must comply with the Scheduling deadlines as prescribed in the ERCOT Protocols.

(b)           Nothing contained in this Agreement shall require Fulcrum to institute any legal or regulatory proceeding with any Governmental Authority, or to pursue remedies in any venue or with any third party on behalf of Texoga in connection with any of the Energy Management Services provided under this Agreement.  Provided however, Fulcrum shall provide a commercially reasonable amount of information and technical support to Texoga to assist in the filing of any of Texoga’s disputes with ERCOT, TDSPs, or other related third parties.  If Texoga’s efforts to resolve a dispute require a level of support from Fulcrum that, in the sole discretion of Fulcrum, is deemed more than commercially reasonable, Fulcrum will notify Texoga and if desired by Texoga, Texoga shall compensate Fulcrum for its continued support for dispute resolution.

(c)           Texoga will select a Generation Manager who shall be authorized, subject to any necessary approvals, to act for and on behalf of Texoga on all matters concerning this Agreement.  In all such matters, Texoga shall be bound by the written or oral communications, directions, requests and decisions made by the Generation Manager. Texoga shall promptly notify Fulcrum in writing as to the selection of the Generation Manager and any replacements thereof.

3.2           Scope of Services.

The Energy Management Services to be performed by Fulcrum shall include the obligations and scope of work as follows:

(a)           Set Up Services.  Upon the Effective Date of this Agreement, Fulcrum shall work with Generation Manager to:

(i)	Incorporate Texoga’s generation Facility into Fulcrum’s QSE with ERCOT for the purpose of representing Texoga’s generation Facility; and
(ii)
Install and manage the necessary communications, hardware and software applications to meet the telemetry, voice and data requirements of Fulcrum’s QSE as it relates to Texoga’s generation facility in accordance with ERCOT Protocols.

(b)           Scheduling Services.  Upon the Customer Effective Date, Fulcrum shall provide the following services to support Texoga’s generation Facility:

(i)
Assist Texoga in making the economic decision to sell energy into the ERCOT Balancing Energy Market based upon information provided by Texoga and recent ERCOT Balancing Energy Clearing Prices.  In accordance with strategic direction from Texoga, Fulcrum will submit schedules to ERCOT for each Settlement Interval based upon (i) the Forecast of energy to be produced from the Texoga generation Facility, (ii) the fuel and operating cost parameters set by Texoga.  All energy produced by Texoga will be sold and scheduled into the ERCOT Balancing Energy Market, unless the Parties by mutual agreement determine that changes in the ERCOT market warrant undertaking sales in other ERCOT market categories.  Any changes mutually agreed to will be codified in an amendment to this agreement and will detail the duties to be performed and the new compensation structure associated with the associated duties.

(ii)
Maintain a 24-hour-per-day, seven-day-per-week scheduling center with qualified personnel and shall be responsible for maintaining communication equipment between itself and ERCOT.  To the extent that there is an impact to Texoga, Fulcrum shall use commercially reasonable efforts to notify Texoga of congestion alerts, scheduling discrepancies, and emergency conditions as soon as practicable after ERCOT notifies Fulcrum of the same.  Any change in Texoga’s schedule in response to such notification shall be submitted to ERCOT if received by Fulcrum at least 15 minutes before the applicable ERCOT deadline.  Fulcrum will use commercially reasonable efforts to communicate schedules or changes to  ERCOT within the time periods set forth herein, but Fulcrum is not required to submit a schedule or change to ERCOT if ERCOT or Texoga does not inform Fulcrum sufficiently in advance for Fulcrum to submit the same before the applicable ERCOT deadline.

(iii)	Submit a Resource Plan to ERCOT on behalf of Texoga sufficient to accommodate the quantity of energy scheduled by Fulcrum from Texoga’s Resource.

(iv)	Submit Balancing Energy Service Down bid curves if required by ERCOT. The bid curves will include (1) a dollar per megawatt, (2) Quantity (MW), (3) Congestion Zone, and (4) Ramp Rate.

(v)
Administer the distribution of any funds/revenues received by Fulcrum’s QSE from ERCOT related to the sale of Balancing Energy from Texoga’s generating Facility to ERCOT.  Fulcrum will also provide analysis of related ERCOT financial settlements and provide information and technical assistance in the filing of any disputes.

(vi)
Inform ERCOT of any event during which Texoga's generation Facility is incapable of meeting its obligations in accordance with the ERCOT Protocols, and to the extent commercially practical, provide assistance to Texoga in mitigating any damages in connection therewith.

Operating Services. Upon the Customer Effective Date, Fulcrum shall operate Texoga’s generating Facility by remote control and dispatch electricity in accord with the schedules submitted to ERCOT by Fulcrum as QSE.

(c)           Commencement of Services. Fulcrum’s obligations under this Agreement shall not commence until Texoga submits the information required by Section 3.2(d)(i) hereof.

(d)           Texoga’s Obligations.  Texoga shall have the following obligations:

(i)
As soon as practicable following the Effective Date, Texoga shall (i) complete and submit to PUCT a resource application and an asset registration for the Facility (ii) complete and submit appropriate documentation to ERCOT registering the Facility as a distributed generation and designating Fulcrum as Texoga’s QSE (iii) enter into a resource agreement with ERCOT for the Facility and (iv) complete and submit any and all documentation required by ERCOT authorizing Fulcrum to perform QSE services as set forth herein on Texoga’s behalf.

(ii)
Texoga shall be responsible for installing the necessary telemetry hardware, telecommunications, materials, programming time, etc. related to SCADA, voice and/or data communications to allow Fulcrum to monitor the energy produced by the Facility in real time.

(iii)
Texoga shall provide Fulcrum adequate information to make informed decisions regarding the provision of QSE services under this Agreement and shall provide such information sufficiently in advance of any ERCOT scheduling or other deadline to allow Fulcrum to meet its obligations to ERCOT.

(iv)	Texoga shall at all times operate using Prudent Utility Practice and comply with and be bound by all ERCOT Protocols as they pertain to the subject matter herein and the service provided.

(v)
Texoga shall confer with Fulcrum no later than 9:00 a.m. CPT each Business Day to discuss the strategy for ERCOT Balancing Energy sales and shall provide a written Forecast for the Facility for the subsequent Day(s) and any intra-day energy Forecast revisions for the current operating Day.  Texoga shall also provide Fulcrum with an estimate of fuel cost and any other operating cost parameters under which it wishes dispatch decisions to be made.

(vi)	Texoga shall timely acknowledge the receipt of any messages transmitted by Fulcrum relating to the QSE services provided hereby.

(vii)
Texoga shall provide accurate and complete information to Fulcrum for any submission to ERCOT to enable a timely submission acceptable to ERCOT; provided, however, if such information by Texoga relating to the scheduling of delivery of any quantity of Energy by Fulcrum on behalf of Texoga to another QSE is incorrect, Texoga shall indemnify Fulcrum and agrees to pay Fulcrum any charges, costs, or penalties incurred by Fulcrum resulting from Texoga’s failure to comply with the terms and conditions set forth in this Agreement

(viii)	Texoga shall monitor the Facility on a 24-hour-per-day, seven-days-a-week basis, and shall timely inform Fulcrum of any outages and with any changes in notice names, addresses, or telephone numbers.

3.3           Record Keeping and Reports.  Fulcrum shall keep and maintain books, records, accounts and other documents necessary to accurately reflect the services performed pursuant to this Agreement in accordance with good business practices, and generally accepted accounting principles.  Fulcrum shall prepare and distribute to Texoga such ERCOT information, as well as reports regarding operational and contractual matters with respect to Texoga, as reasonably required by Texoga.  All records and accounts maintained by Fulcrum on behalf of Texoga pursuant to this Agreement shall be made available by Fulcrum for inspection and copying by Texoga and its representatives upon reasonable advance notice of seven (7) Business Days, and Fulcrum shall keep and preserve all such records and accounts for a period of at least two (2) years from and after the close of the calendar year in which the events or transactions recorded therein occurred.

3.4           Staffing.  All individuals retained by Fulcrum in the performance of the Energy Management Services shall be the employees or subcontractors of Fulcrum, and their working hours, rates of compensation and all other matters relating to their employment or engagement shall be determined by Fulcrum.  Fulcrum will designate one person as Fulcrum Liaison to oversee its activities and carry out its obligations under this Agreement.  Fulcrum Liaison shall visit with the Generation Manager as necessary to carry out his or her duties as set forth in this Agreement and shall have full authority to bind Fulcrum in all matters regarding the performance and administration of this Agreement.  Fulcrum Liaison shall report to Texoga through the Generation Manager.

IV.

FULCRUM'S REPRESENTATIONS AND WARRANTIES

Fulcrum represents and warrants as follows:

(a)           Fulcrum has, or by the time performance hereunder is to commence, will have, and will continue to have throughout the Term, all permits, licenses, orders and approvals of federal, state and local governmental and regulatory bodies necessary to perform its obligations under this Agreement;

(b)           The execution, delivery and performance of this Agreement by Fulcrum (i) have been duly and effectively authorized and this Agreement constitutes the valid and binding obligation and agreement of Fulcrum; (ii) will not violate any provision of any Applicable Law to which Fulcrum or this Agreement is subject; (iii) will not violate any judgment, order, decree or writ of any court; and (iv) will not require any consent, authorization or approval of, or exemption by, any governmental regulatory body or other authority;

(c)           Fulcrum is a limited partnership duly formed and organized, validly existing and in good standing under the laws of the State of Texas, and in good standing in all places where necessary in light of the business it conducts and will conduct hereunder and the properties it owns;

(d)           Fulcrum is authorized to conduct business in the State of Texas;

(e)           Fulcrum is solvent and has not sought protection from its creditors in Bankruptcy;

(f)           There are no impediments of any sort to Fulcrum entering into this Agreement and performing its obligations hereunder; and

(g)           The party executing this Agreement on behalf of Fulcrum is duly authorized and empowered to bind Fulcrum hereto.

V.

TEXOGA'S REPRESENTATIONS AND WARRANTIES

Texoga represents and warrants as follows:

(a)           Texoga has or will have prior to the Customer Effective Date, all permits, licenses, orders and approvals of federal, state and local governmental and regulatory bodies necessary to perform its obligations under this Agreement;

(b)           The execution, delivery and performance of this Agreement by Texoga (i) have been duly and effectively authorized and this Agreement constitutes the valid and binding obligation and agreement of Texoga; (ii) will not violate any provision of any Applicable Law to which Texoga is subject; (iii) will not violate any judgment, order, decree or writ of any court; and (iv) will not require any consent, authorization or approval of, or exemption by, any governmental regulatory body or other authority;

(c)           Texoga is a limited liability partnership  duly formed and organized and validly existing under the laws of the State of Texas and is in good standing in all places where necessary in light of the business it conducts and the properties it owns;

(d)           Texoga is authorized to conduct business in the State of Texas;

(e)           Texoga is solvent and has not sought protection from its creditors in Bankruptcy;

(f)            Texoga has provided to Fulcrum executed and complete copies of the Power Contracts existing as of the Effective Date;

(g)           There are no impediments of any sort to Texoga entering into this Agreement; and

(h)           The party executing this Agreement on behalf of Texoga is duly authorized and empowered to bind Texoga hereto.

VI.

COMPENSATION

6.1           Set Up Fees.   Upon execution of this Agreement, Texoga shall pay Fulcrum a set up fee of $10,000. Texoga shall also be responsible for any costs incurred by Fulcrum for telemetry hardware, telecommunications, materials, programming time, etc. related to  SCADA, voice and/or data communications for QSE operations.

6.2           Reimbursable Expenses.  If Texoga requests support that requires Fulcrum to incur travel expenses or any third party service fees, Texoga shall reimburse Fulcrum for its  reasonably incurred out of pocket expenses related to such support.  Any discretionary reimbursable expense of Fulcrum in excess of $5,000 must be approved in advance by Texoga.  To the extent Fulcrum incurs any cost related to ERCOT charges, credit, or other expenses, Texoga will reimburse Fulcrum for the entire cost on a pass through basis upon presentation of receipts or other evidence of payment.  Such cost may include, but are not limited to, Uninstructed Resource Charges, Resource Imbalance Charges and any liabilities that Fulcrum incurs on behalf of Texoga in connection with any interaction undertaken on Texoga’s behalf (a) with ERCOT, as may be directed or required by ERCOT consistent with ERCOT Protocols or (b) as a result of Texoga’s failure to follow Texoga’s schedules or ERCOT deployment instructions.

                6.3           Monthly Fee. Fulcrum will charge a $6,000 fixed monthly fee for the first year of this Agreement.  The fee will be escalated by 5% each successive year for the term of the Agreement.  In addition, Fulcrum’s actual cost of ongoing monthly telecommunication expenses shall be passed through to Texoga without any additional markup.

6.4           Payment.  Fulcrum will prepare and submit an invoice to Texoga by the tenth (10th) Business Day following the Month in which Energy Management Services were rendered setting forth the Monthly Fee, and reimbursable costs and expenses owed by Texoga to Fulcrum.  Such invoice shall include reasonable detail as to the calculation of the amounts invoiced and supporting documentation.

6.5           Sales and Use Taxes.  All fees for services provided by Fulcrum under this Agreement are exclusive of any state or federal sales and use taxes, which may be applicable.  Fulcrum reserves the right to bill and collect applicable Sales and Use Taxes from Texoga.

6.6           Monthly Settlement of ERCOT Revenues. The Parties acknowledge that the ERCOT Balancing Energy revenues related to the Texoga generation Facility received by the Fulcrum QSE will be administered in accordance with the financial settlement process in the ERCOT Protocols.  Fulcrum will prepare a monthly settlement statement based upon the initial ERCOT settlement statements received by its QSE and distribute the ERCOT Balancing Energy revenues, net of any ERCOT charges, short payments, adjustments, or resettlements.  The Parties acknowledge that ERCOT’s initial settlement statement and the related ERCOT Balancing Energy revenues or ERCOT charges may be reduced or increased in subsequent settlement statements.  The Parties agree that any ERCOT adjustments subsequent to the initial ERCOT settlement statement shall be remitted to the Party owed.   Fulcrum will remit any ERCOT revenues, net of ERCOT charges due to Texoga by the 10th Business Day of the Month following the receipt of any revenues.  Any amounts due to ERCOT, including any amounts in dispute, shall be paid to Fulcrum within 10 days of receipt of an invoice from Fulcrum.  This Section shall survive termination of this Agreement until accounting and billing for all third party settlement statements related to the Energy Management Services under this Agreement have been resolved.  Any fees due Fulcrum under Section 6.4 of this Agreement shall be netted against any monies due to Texoga under this Section 6.6.

6.7           Payment Disputes.  In the event of a dispute or question regarding amounts that appear on the Texoga invoice submitted by Fulcrum, (i) all amounts not in dispute or in question shall be promptly paid as and when required by Section 6.6, (ii) the Party disputing an invoice shall promptly transmit to the other Party an explanation of the dispute, (iii) Texoga and Fulcrum shall immediately and amicably seek to resolve the dispute or question and (iv) a resettlement payment shall be made within three (3) Business Days following the resolution of the dispute.  In the event the Parties are unable to resolve the dispute, either Party may submit the matter for dispute resolution in accordance with Section 9.6 hereof.

6.8           Interest on Late Payments.  If any payment is not remitted and received in full on or before the due date therefore, the overdue amount shall bear interest at the lesser of (a) two percent (2%) per annum over the prime lending rate as may be published from time to time in the Wall Street Journal on such day, or if not published on such day then the most recent preceding day on which published, or (b) the maximum rate permitted by applicable law.

VII.

SUSPENSION OF TERM OR EARLY TERMINATION

7.1           SUSPENSION OF TERM.  This Agreement is predicated on the ability of Texoga to operate biodiesel-fueled electric generators to produce electricity to be sold into the ERCOT competitive wholesale market.  Texoga may at any time with written notice to Fulcrum suspend electric production and its obligations to market electricity under this Agreement for a minimum period of 30 days and a maximum period not to exceed one year if, in Texoga’s sole judgment, it is not reasonable to operate generating facilities due to:

1.	breakdown of essential equipment that make operations impossible,
2.	inability to meet applicable rules for air emissions at a reasonable cost,
3.	injunctions or other orders of a court or regulatory authority with jurisdiction,
4.	any rule or order of a regulatory authority with jurisdiction that cannot be complied with at a reasonable cost, or
5.	the failure of available market prices in ERCOT to permit the recovery of all operating expenses and payment of interest and principal on the debt associated with the generators.

In the event of a suspension of term Texoga will pay to Fulcrum the sum of one half (1/2) the then current Monthly Fee for each month there is a suspension.

7.2           RESUMPTION OF OPERATIONS. At any time within the period of suspension under the provisions of Section 7.1 Texoga may give written notice of its intention to resume operations at least thirty days prior to such resumption of operations.  When operations are resumed, all the provisions of the Agreement shall be in effect once more and the initial term will be extended by the length of the period of suspended operations.

7.3           EARLY TERMINATION. In the event that a period of suspension shall last in excess of one year, this Agreement will be deemed to have been terminated unless both Fulcrum and Texoga agree otherwise in writing.  Upon early termination each party shall promptly pay any balances due under the provisions of the Agreement.  In addition, Fulcrum shall be entitled to a payment of liquidated damages for early termination in the sum of one third (1/3) the then current Monthly Fee for each of the remaining months in the initial term of the Agreement.

VIII.

INDEMNITY

8.1           “Claims” Defined.  For purposes of this Agreement, “Claims” means all claims or actions by third parties threatened or filed, that directly or indirectly relate to the subject matter of the indemnity being provided and the resulting losses, damages, expenses, attorney’s fees and costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed before or after the termination of this Agreement.

8.2           Fulcrum Indemnification Obligations.  Fulcrum will indemnify, defend and hold harmless Texoga, and their managers, members, partners, directors, officers, employees, agents successors and assigns (collectively, the “Texoga Indemnitees”) from and against any and all Claims, to the extent caused by or arising out of the gross negligence or willful misconduct of Fulcrum Power in connection with the performance of Fulcrum Power’s obligations hereunder; provided that in no event shall Fulcrum Power be liable under this Section for Claims to the extent caused by or arising out of the negligence, willful misconduct or strict liability of one or more of the Texoga Indemnitees.

8.3           Texoga Indemnification Obligations.  Texoga shall indemnify, defend and hold harmless Fulcrum Power, and its affiliates and their respective managers, members, partners, directors, officers, employees, agents, successors and assigns (collectively, the “Fulcrum Power Indemnitees”) from and against any and all Claims to the extent caused by or arising out of (a) the gross negligence or willful misconduct of Texoga or any other Texoga Indemnitee in connection with the performance of Texoga obligations hereunder: or (b) the performance of Fulcrum Power or its obligations hereunder and in accordance herewith: provided that in no event shall Texoga be liable under this Section for Claims to the extent caused by or arising out of the gross negligence, willful misconduct or strict liability of one or more of the Fulcrum Indemnitees.

Texoga also will indemnify, hold harmless and defend the Fulcrum Power Indemnitees from and against any and all Claims to the extent caused by or arising in any way out of remote dispatch activities (including but not limited to the start-up, ramp down, variation, interruption or cessation of power being generated by the Facility) relating to any of Texoga’s facilities and equipment, except to the extent that such Claim results entirely from the gross negligence or willful misconduct of the Fulcrum Power Indemnitees.  Texoga understands that Fulcrum Power may from time to time start, stop, restore or interrupt the transmission of electric power and energy to the Texoga Facility or equipment, with or without notice to Texoga, and agrees that such activities do not in themselves result from the gross negligence or willful misconduct of the Fulcrum Power Indemnitees.]

Notwithstanding the foregoing, and without limiting its obligation to indemnify Fulcrum, Texoga shall not be entitled to assume responsibility for or control of any defense of a Claim if an Event of Default has occurred and is continuing with respect to Texoga.

               8.4           Cooperation Regarding Claims. If any party shall receive notice or have knowledge of any Claim for indemnification by any Texoga Indemnitee or Fulcrum Power Indemnitee (each, an “Indemnified Party”) against the other party (the “Indemnifying Party”) pursuant hereto, such Indemnified Party shall, as promptly as possible, give the Indemnifying Party notice of such Claim, including a reasonably detailed description of the facts and circumstances relating to such Claim and the basis for its potential demand for indemnification with respect thereto, and a complete copy of all notices, pleadings and other papers related thereto: provided that failure to give such prompt notice 9or to provide such information and documents shall not be a reason for the Indemnifying Party to resist or refuse indemnification unless such failure shall materially diminish the ability of the Indemnifying Party to respond to or to defend the Indemnified Party against such Claim.

8.5           Defense of Claims and Limitation on Indemnity.

(a)           The Indemnifying Party shall be entitled, at its option and expense and with counsel of its selection (subject to the prior approval of the Indemnifying Party, which approval shall not unreasonably be withheld, delayed or conditioned) , to assume and control the defense of any Claim, provided, that the Indemnifying Party gives prompt notice of its intention to do so top the Indemnified Party and reimburses the Indemnified Party for the reasonable costs and expenses incurred by the Indemnified Party prior to the assumption by the Indemnifying Party of such defense.

(b)           Notwithstanding the provisions of this Section, unless and until the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party and assumes control of the defense of a Claim in accordance with paragraph (a) of this Section, the Indemnified Party may contest, defend and litigate, with counsel of its own selection, any Claim resulting from, related to or arising out of any matter for which it is entitled to be indemnified hereunder, and the reasonable costs and expenses thereof shall be subject to the indemnification obligations of the Indemnifying Party hereunder.

(c)           No Indemnifying Party shall be entitled to settle or compromise any such Claim without the prior written consent of the Indemnified Party: provided that after agreeing in writing to indemnify the Indemnified Party, the Indemnified Party may settle or compromise any Claim without the approval of the Indemnified Party; (i) such Claim is solely for monetary damages that are paid in full by the Indemnified Party; (ii) the agreement resolving the Claim makes clear that such agreement is a compromise of disputed claims and that neither the agreement nor any provision thereof, nor any consideration given thereunder is to be construed as, or offered as evidence of, an admission or an acknowledgement of the validity or merit, or lack thereof, of the disputed Claim; and (iii) the Indemnified Party is fully released from liability by the claimant.

(d)           The Indemnified Party shall have the right to employ its own counsel and such counsel may participate in such Claim, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, when and as occurred, unless (i) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party and the Indemnifying Party has agreed to pay such fees and expenses, (ii) the Indemnified Party shall have reasonably concluded, upon advise of counsel, that there would be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Claim, (iii) the Indemnifying Party shall not in fact have employed independent counsel reasonably satisfactory to the Indemnified Party to assume the defense of such Claim; or (iv) the Indemnified Party shall have reasonably concluded, upon advise of counsel, and specifically notified the Indemnifying Party either that there may be specific defenses available to it that are different from those available to the Indemnifying Party or the Claim involves matters beyond the scope hereof or could have a material adverse affect upon it beyond the scope itself.  If the preceding sentence shall be applicable, then counsel for the Indemnified Party shall have the right to direct the defense of such Claim on behalf of the Indemnified Party and the reasonable fees and disbursements of such counsel shall be at the cost and expense of the Indemnifying Party.

8.6           Concurrent Misconduct.  If Claims against Fulcrum or Texoga arise from the joint or concurrent misconduct of each, each Party’s indemnity obligation to the other shall be limited to the proportion that each Party’s misconduct contributed to the Claim.

8.7           No Consequential Damages.  FOR BREACH OF ANY PROVISION OF THIS AGREEMENT FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, THE LIABILITY OF THE BREACHING PARTY SHALL BE LIMITED AS SET FORTH IN THAT PROVISION, AND ALL OTHER DAMAGES OR REMEDIES ARE HEREBY WAIVED.  IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED, THE LIABILITY OF THE BREACHING PARTY SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES ONLY AND ALL OTHER DAMAGES AND REMEDIES ARE WAIVED.  In no event shall either Party be liable under any provision of this Agreement, whether in contract, in tort (INCLUDING NEGLIGENCE, STRICT LIABILITY) or otherwise, for any indirect, special, incidental, punitive or consequential damages resulting from the performance or nonperformance of its obligations under the Agreement or from termination of the Agreement (except if due to the fraud, willful misconduct or self-dealing of a Party).

8.8           Limitation of Liability.  Fulcrum shall have no liability for any failure to obtain the best, highest or most competitive price in connection with this agreement.  Notwithstanding anything to the contrary contained in the Agreement, in no circumstances shall the total aggregate liability of Fulcrum for the term of this Agreement exceed the total compensation earned by Fulcrum under this Agreement during the Month immediately preceding the date of the occurrence of the event giving rise to liability.

IX.

DEFAULTS, REMEDIES AND DISPUTE RESOLUTION

                9.1           Events of Default.  Each of the following shall constitute an Event of Default under this Agreement:

(a)
Material Breach.  Either Texoga or Fulcrum shall fail in any material respect to comply with, observe or perform the terms and conditions of this Agreement.  The failure of Texoga or Fulcrum to comply with  Applicable Laws shall not constitute an Event of Default if such failure is not likely to subject the other Party to material liability;

(b)
Continued Non-payment.  Either Texoga or Fulcrum shall fail to make payment of any amount due and owing;  and such failure is not remedied within 7 Business Days after written notice given by the non-defaulting party to the defaulting party;

(c)	Material Misrepresentation. Any representation made by Texoga or Fulcrum hereunder proves to have been false or incorrect in any material respect when made;

(d)
Voluntary Bankruptcy. Either Texoga or Fulcrum shall (i) apply for or consent to the appointment of a trustee, receiver, liquidator, custodian, or the like for itself, its assets or its properties, (ii) be unable, or admit in writing the inability, to pay its debts as they mature, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under a chapter of the Bankruptcy Reform Act of 1978 or other applicable Legal Requirement, or file a petition, answer, or consent seeking reorganization or an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding, or fail to controvert in a timely and appropriate manner (or acquiesce in writing to) any such petition, or (v) take any corporate or partnership action for the purposes of effecting any of the foregoing; or

(e)
Involuntary Bankruptcy. A proceeding or case shall be commenced, without the application or consent of Texoga or Fulcrum against which the proceeding or case was commenced, in any court of competent jurisdiction, seeking:  (i) its liquidation, reorganization of its debts, dissolution, or winding-up, or the composition or readjustment of its debts; (ii) the appointment of a receiver, custodian, liquidator, or the like of Texoga or Fulcrum or of all or any substantial part of its assets; or (iii) similar relief in respect of any such Party under any law relating to bankruptcy, insolvency, reorganization of its debts, winding-up, composition or adjustment of debt, and such proceeding shall remain in effect, for a period of thirty (30) Days.

9.2           Remedies for Default.  Except to the extent more limited rights are provided elsewhere in this Agreement, if an Event of Default occurs and Fulcrum is the Defaulting Party (defined below), then Texoga shall provide Fulcrum with notice of the Event of Default. Except to the extent more limited rights are provided elsewhere in this Agreement, if an Event of Default occurs and Texoga is the Defaulting Party, then Fulcrum shall provide Texoga with notice of the Event of Default.  For purposes of the foregoing the "Defaulting Party" shall mean Texoga where Texoga has failed to perform or otherwise breached the terms of this Agreement under the conditions specified in Section 9.1 and shall mean Fulcrum where Fulcrum has failed to perform or otherwise breached the terms of this Agreement under the conditions specified in Section 9.1.  Following receipt of a notice of an Event of Default, the Defaulting Party shall have a period of time in which to cure the Event of Default as follows:

(a)
If the Event of Default is the event described in Section 9.1(a), (b) or (c), the Defaulting Party shall have five (5) Days to cure such Event of Default after receipt of notice thereof from the other Party, provided that if such failure is not capable of being cured within such five (5) Day period with the exercise of reasonable diligence, then such cure period shall be extended for an additional reasonable period of time, not to exceed ten (10) Days, so long as the Defaulting Party is exercising reasonable diligence to cure such failure; or

(b)
If the Event of Default is the event described in Section 9.1(d) or (e), the Defaulting Party shall have thirty (30) Days to cure such Event of Default after receipt of notice thereof from the other Party.

9.3           Termination.  Upon the occurrence of any default, the Party not in default may, in addition to any other rights and remedies available to it under this Agreement, terminate this Agreement upon written notice of at least fifteen (15) Days to the Defaulting Party.  Upon termination of this Agreement, neither Party shall have any further obligation or liability hereunder to the other Party, except for liabilities that are incurred prior to or upon termination and any other rights, obligations or liabilities that expressly survive termination of this Agreement.

9.4           Rights and Remedies in Law or Equity.

(a)           Except as limited by this Agreement, in the case of a breach by either Party of its representations or warranties or non-performance of its obligations hereunder, or an event of default, in addition to the right to terminate this Agreement pursuant to Section 9.3, each Party shall have all rights and remedies provided in law or equity.

(b)           Any fines, late fees, interest or penalties incurred by Fulcrum for noncompliance with Applicable Laws shall not be reimbursed by Texoga but shall be the sole responsibility of Fulcrum (unless such noncompliance is the result of action or inaction on the part of Texoga or its designated representatives, or the noncompliance is a result of Fulcrum following the directions of Texoga in which case such fines, late fees, interest or penalties shall be the sole obligation of Texoga and Texoga shall indemnify and hold harmless Fulcrum from and against any and all potential exposure as further defined in Section VIII of this document).

9.5           Dispute Resolution.

(a)           Any controversy or claim arising under this Agreement shall be submitted to binding arbitration by either Party filing a notice of intent to arbitrate with the other Party and the American Arbitration Association (“AAA”) office in Houston, Texas, in the manner described for initiation of arbitration under the AAA Arbitration Rules.  The Arbitration Rules applicable to arbitration under this Agreement shall be subject to the provisions of this Section 9.6 and its subparts.  Arbitration shall be initiated within a reasonable time after the failure to resolve the claim or dispute but, in any event, before the claim would be barred in court by the applicable statute of limitation.

(b)           Disputes involving claims in the amount of $100,000 or less (exclusive of claimed interest, arbitration fees and costs) shall be resolved by one (1) arbitrator selected in accordance with the provisions of the Arbitration Rules.

(c)           Disputes involving claims in excess of $100,000 (exclusive of claimed interest, arbitration fees and costs) shall be resolved by three (3) arbitrators selected by the Parties from the AAA's roster of neutrals in accordance with the procedure specified below.  Each Party shall have ten (10) Days after the circulation by the AAA of a list of proposed arbitrators to designate arbitrators.  In addition to challenges for cause, each Party shall have five (5) peremptory challenges to the list of arbitrators circulated by the AAA.

(d)           The arbitrator(s) shall render their award in writing and sign the award.  In those instances where three (3) arbitrators are appointed, any award, order, or relief of the arbitrators shall be determined by majority decision of the arbitrators, and submitted to the Parties in writing signed by a majority of the arbitrators.  The arbitrator(s) shall state in writing the reasons for their award.

(e)           The arbitrator(s) shall not have the power to award punitive, treble or exemplary damages.

(f)           The costs and expenses of arbitration, including, without limitation, attorneys' fees, the costs of the arbitration proceeding, and the costs and expenses of the arbitrators, shall be borne by the losing Party or in such proportions as the arbitrator(s) shall determine in their discretion.

               (g)           Where common or related questions of law or fact favor the expeditious and complete resolution of disputes in a single proceeding involving all interested persons, as determined in the discretion of the arbitrator(s), the arbitrator(s) shall have authority to allow the participation as parties of persons other than Texoga and Fulcrum in arbitration proceedings under this Agreement, to consolidate claims of Texoga and Fulcrum in a single arbitration proceeding under this Agreement, and to order claims and disputes under this Agreement be resolved in other pending dispute resolution proceedings involving other persons.  Claims and disputes under this Agreement resolved in other pending dispute resolution proceedings, where such resolution has been ordered by the arbitrator(s), shall be binding on the Parties as fully as if decided by arbitration under this Agreement.

(h)           The arbitrator(s) shall have authority to order discovery in their discretion, including the subpoena of witnesses and documents, such orders to be enforced by a court otherwise having jurisdiction over the Parties in accordance with Section 9.5(l).

(i)           If the Parties fail to appoint arbitrators in the manner and within the two limitations described at subparagraphs (b) and (c) above, the AAA shall promptly make the appointment of neutral, qualified arbitrator(s).  The Parties shall notify the AAA, by telephone within two (2) Days, of any objection by a Party to the arbitrator(s) so selected.  Any objection by a Party to an arbitrator(s) shall be confirmed in writing to the AAA with a copy to the other Party.  After consideration of such objection, the AAA may either confirm the appointment or may appoint a different arbitrator(s).

(j)           The arbitrator(s) shall have authority to interpret and apply the terms and conditions of this Agreement and to order any remedy allowed by this Agreement, but may not change any term or condition of this Agreement, deprive either Party of a remedy expressly provided hereunder, or provide any right or remedy that has been excluded hereunder.

(k)           Any interim relief or decision ordered by the arbitrator(s) may be immediately and specifically enforced by a court otherwise having jurisdiction over the Parties.

(l)           The location for any commenced arbitration under these provisions shall be Houston, Texas.

(m)           Unless earlier terminated pursuant to Section 9.3, the Parties shall continue to perform their obligations under this Agreement pending final resolution pursuant to this Section 9.6 of any controversy or claim arising out of or relating to this Agreement or the breach hereof.

X.

MISCELLANEOUS PROVISIONS

10.1           Successors and Assigns.  Neither Party shall assign this Agreement or any of the agreements attached as Exhibits hereto, nor any part thereof, without the prior written consent of the other Party.  Such consent is not to be unreasonably withheld.  Except as permitted herein, any purported assignment without such prior written consent shall be null and void.

10.2           Notices.

(a)           Except as otherwise provided herein or in written procedures that Texoga and Fulcrum develop with respect to Power transactions, any notice and other communication to a Party required or authorized by this Agreement shall be in writing and addressed as set forth below, and shall be deemed given (i) when delivered in person, (ii) whether actually received or not, four (4) Business Days after it is deposited in any U.S. post office or mail receptacle, certified or registered mail, return receipt requested, postage prepaid, or (iii) on the next delivery Day after it is placed with an expedited delivery service and designated for next-day service with proof of delivery.

Texoga:	Fulcrum:
Texoga Technologies Inc	Fulcrum Power Services L.P.
9390 Forest Lane	5120 Woodway, Suite 10010
Conroe, Texas 77385	Houston, TX 77056

Attention:	Attention:
Steve McGuire	Kim Casey

Telephone:	Telephone:
832-813-7079	713-297-4523

Facsimile:	Facsimile:
281-364-7591	713-993-0096

Either Party may, by written notice to the other, change the representative or the address to which such notices and communications are to be sent.

(b)           All routine operational notices and communications between the Parties may be delivered pursuant to Section 10.2(a), above,; and if delivered by facsimile, such notices and communications shall be deemed given upon the sending party's receipt of telephonic confirmation from the receiving party of successful transmission, provided that the Day on which such facsimile is transmitted is a Business Day.  If the Day on which the facsimile is transmitted is not a Business Day or the facsimile is transmitted after 6:00 p.m. CPT on a Business Day, then such facsimile shall be deemed to have been delivered and received on the next following Business Day.  Further, all routine operational notices and communications between the Parties and notices during an emergency or other unforeseen event may be made in person or by telephone.

(c)           Invoices and any communications or notices regarding billing or payments shall be sent to the following address:

Texoga:	Fulcrum:
Texoga Technologies Inc.	Fulcrum Power Services L.P.
9390 Forest Lane	5120 Woodway, Suite 10010
Conroe, TX 77385	Houston, TX 77056

Attention:	Attention:
Steve McGuire	Kathleen Schneider

Telephone:	Telephone:
832-819-7079	713-297-4543

10.3           Entirety.  This Agreement contains the entire agreement between Texoga and Fulcrum with respect to the subject matter hereof and supersedes all prior negotiations, representations, contracts or agreements whether written or oral.  This Agreement may be modified, amended, altered or rescinded only by a writing expressly referring to this Agreement and signed by the Parties.  No delay, failure or waiver on the part of either Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

10.4           Governing Law.  This Agreement shall be interpreted, construed and governed by the laws of the State of Texas, notwithstanding any conflict-of-laws principles that might require the application of the laws of another jurisdiction.

10.5           Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if the Parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same agreement.

10.6           Scope of Authority.  Nothing contained herein shall be deemed to create a relationship of employer-employee, association, partnership, or joint venture between the Parties.  Fulcrum shall not have authority, and shall not represent nor imply that it has authority, to bind Texoga in any manner whatsoever or to incur any liability or obligation on Texoga's behalf except as is provided pursuant to Section 3.2.

10.7           Third Parties.  This Agreement is intended solely for the exclusive benefit of Fulcrum and Texoga.  Nothing in this Agreement shall be construed to create any duty, obligation, or liability to any third party.

10.8           Confidentiality.  Texoga and Fulcrum shall treat as confidential  all information and data delivered to it by the Parties to this Agreement, whether delivered electronically, orally, or in tangible form, or that they learn as a result of the performance of this Agreement which (i) relate to the business affairs of the Parties and (ii) if delivered electronically or in tangible form, are expressly designated by label, stamp or other written communication as  confidential at the time of delivery (collectively, the "Confidential Information").  Whether or not otherwise identified in writing as confidential pursuant to (ii) above, all Texoga information and data regarding pricing, transaction terms, operations, and the Power Contracts shall be Confidential Information.  During the term of this Agreement and until two (2) years after the termination or expiration of this Agreement, each Party agrees not to disclose or permit the disclosure of any portion of the Confidential Information to any third party, other than as may be necessary or appropriate in furtherance of the purposes of this Agreement or in the conduct of the disclosing Party’s legitimate business affairs, provided, that either Texoga or Fulcrum may disclose any Confidential Information (a) that has become generally available to the public, (b)  that may be required or appropriate in any report, statement, or testimony submitted to any municipal, state, or Federal regulatory body having or claiming to have jurisdiction over the Party or the subject matter of this Agreement, (c) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, or (d) that may be required in order to comply with any law, order, regulation, or ruling applicable to either Party, provided, that the Party required to make such disclosure shall agree to take reasonable steps to protect the Confidential Information and shall disclose only that portion of the Confidential Information that it is required to disclose, and provided further, that the disclosing Party shall notify the other Party reasonably in advance of any disclosure, where possible, so as to allow the other Party to attempt to resist disclosure through the courts or other similar forum.    In addition to its confidentiality obligations described in this Section 10.8, Fulcrum shall abide by the confidentiality obligations set forth in Texoga's Power Contracts to the same extent as Texoga is obligated thereunder.

10.9           Survival of Obligations.  The following Sections shall survive termination of this Agreement:  Section 3.3 (Record Keeping and Reports), Section 6.8 (Interest on Late Payments), Section 73. (Early Termination),  Section 8.2 (Fulcrum Indemnification Obligations), 8.3 (Texoga Indemnification Obligations), Section 8.6 (No Consequential Damages), Section 9.4 (Rights upon Termination), Section 9.5 (Rights and Remedies in Law or Equity), Section 9.6 (Dispute Resolution), Section 10.4 (Governing Law), and Section 10.8 (Confidentiality).

10.10                 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

10.11                      Force Majeure.  If any Party is rendered unable, wholly or in part, by force majeure to perform its obligations under this Agreement, other than the obligation to make payments then or subsequently due, it is mutually agreed that performance of the respective obligations of the Parties, so far as they are affected by such force majeure, shall be suspended without liability from the inception of any such inability until it is corrected, but for no longer period.  The term "force majeure" means an event that (a) was not within the control of the Party claiming its occurrence; and (b) could not have been prevented or avoided by such Party through the exercise of due diligence.  "Force majeure" includes, but is not limited to, (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms, or storm warnings, such as hurricanes, which result in evacuation of the affected area, disruption of telecommunication services, floods, washouts, explosions, or breakage or accident to telecommunications equipment, transmission lines or power delivery equipment; and (ii) acts of others such as strikes, lockouts, or other industrial disturbances, riots, sabotage, insurrections or wars.  No Party shall be required to settle any labor disputes against its will.  A Party claiming the existence of an event of force majeure shall give the other Party oral notice, followed by written notice via facsimile, as soon as reasonable.  Any delay in furnishing such notice shall not delay the effective time of a suspension under this Section 10.11.

10.12                      No Implied Warranties.  THE REPRESENTATIONS AND WARRANTIES OF TEXOGA AND FULCRUM ARE SET FORTH FULLY AND COMPLETELY IN THIS AGREEMENT.  THE PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND HEREUNDER, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHER, WRITTEN OR ORAL, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO CONFORMITY OR MODELS OR SAMPLES, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE.

IN WITNESS WHEREOF, and with the intent to be bound thereby, the Parties hereto have caused their duly authorized representatives to execute this Energy Management Agreement on their behalf effective as of the day and year first written above.

            Texoga Technologies, Inc.
            By: /s/ STEVEN S. McGUIRE
            Name:  Steven S. McGuire
            Title:    President and CEO

            Fulcrum Power Services L.P., by its general partner Fulcrum Energy L.L.C.

            By:  /s/ KIM CASEY
            Name: Kim Casey
            Title:   Authorized Representative
            Date:   1-12-07